SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2004

Church & Dwight Co., Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey	08543
(Address of Principal Executive Offices)	Zip Code

Registrant’s telephone number, including area code: (609) 683-5900

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On June 1, 2004, Church & Dwight Co., Inc. (“Church & Dwight”) issued a press release relating to its acquisition of the 50 percent interest in Armkel, LLC (“Armkel”) that it did not own from affiliates of Kelso & Company, a private equity group. The press release is attached to this Form 8-K as Exhibit 99.1.

In connection with its acquisition of the remaining 50 percent interest in Armkel, Church & Dwight entered into an amended and restated credit agreement (the “Credit Agreement”) with several banks and other financial institutions. The Credit Agreement provides for (i) a five year term loan in an aggregate principal amount of $100,000,000 (the “Term A Loan”), (ii) a seven year term loan in an aggregate principal amount of $440,000,000, which term loan may be increased by up to an additional aggregate principal amount of $250,000,000 upon the satisfaction of certain conditions set forth in the Credit Agreement (the “Term B Loan,” and together with the Term A Loan, the “Term Loans”), and (iii) a multi-currency revolving credit and letter of credit facility in an aggregate principal amount of up to $100,000,000 (the “Revolving Loans”). The Term Loans were used to finance the acquisition of Armkel, pay amounts outstanding under Armkel’s principal credit facility and refinance Church & Dwight’s existing principal credit facility. The Revolving Loans, which are currently undrawn, are available for general corporate purposes. The obligations of Church & Dwight under the Credit Agreement are secured by substantially all of the assets of Church & Dwight and certain of its domestic subsidiaries.

Following these transactions, Armkel was merged into Church & Dwight. As a result, Church & Dwight assumed, among other things, Armkel’s obligations under $225,000,000 principal amount of 9 1/2% Senior Subordinated Notes due 2009 issued by Armkel and its wholly-owned subsidiary, Armkel Finance, Inc..

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description of Document
99.1	Press Release Dated June 1, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: June 1, 2004	By:	ROBERT A. DAVIES, III
	Name:	Robert A. Davies, III
	Title:	Chief Executive Officer